SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM 15

    Certification and Notice of Termination of Registration
      under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
         Under Sections 13 and 15(d) of the Securities
                     Exchange Act of 1934.

                           Commission File Number: 1-500

                         PORTEC, INC.
  ---------------------------------------------------------
    (Exact name of registrant as specified in its charter)

              One Hundred Field Drive, Suite 120
                     Lake Forest, IL 60045
                        (312) 467-2000
  ---------------------------------------------------------
      (Address, including zip code, and telephone number,
        including area code, of registrant's principal
                      executive offices)

             Common Stock -- $1 par value (voting)
  ---------------------------------------------------------
   (Title of each class of securities covered by this Form)

                             None
  ---------------------------------------------------------
    (Titles of all other classes of securities for which a
           duty to file reports under section 13(a)
                       or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [x]      Rule 12h-3(b)(1)(ii)  [ ]
   Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
   Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
   Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6            [ ]
   Rule 12h-3(b)(1)(i)   [ ]
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        Approximate number of holders of record as of the
   certification or notice date:  one.

   Pursuant to the requirements of the Securities Exchange
   Act of 1934, PORTEC, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



   DATE: June 4, 1998            BY:  /s/ Marcus George
                                      -------------------
                                         Marcus George
                                         Vice President


   Instruction:  This form is required by Rules 12g-4, 12h-
   3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.